Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Fourth Quarter and Fiscal 2009 Results

For Immediate Release

Monday, March 22, 2010

Charlotte, N.C. — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results of operations for the fourth quarter and fiscal year ended January 2, 2010.

Highlights included:

•                  Sales from continuing operations were $882.7 million in fiscal 2009 compared to $1.07 billion in fiscal 2008 reflecting lower selling prices from significantly lower raw material costs in fiscal 2009 and lower volumes in the industrial segments, offset by improvement in Asia and Latin America.

•                  Gross profit increased 4.5% to $183.7 million in fiscal 2009 compared to the prior year. Gross profit margin increased over 400 basis points in fiscal 2009 to 20.8% compared with 16.4% for fiscal 2008.

•                  Operating income increased to $49.6 million in fiscal 2009 compared to operating income of $32.5 million in fiscal 2008.

•                  For fiscal 2009, cash flow from operations increased 70% to $100.8 million.

•                  Net income attributable to PGI for fiscal 2009 more than tripled to $18.2 million compared to net income attributable to PGI of $5.4 million in fiscal 2008.

•                  Adjusted EBITDA increased 12.0% to $124.4 million in fiscal 2009 compared to $111.1 million in fiscal 2008.  Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

•                  Strong operating cash flows, the sale of FabPro Oriented Polymers and reduction in operating working capital allowed the company to reduce net debt (defined as total debt less cash balances) by $85 million at the end of the fiscal year to $283.1 million and improved the ratio of net debt to Adjusted EBITDA to 2.3 times from 3.3 times a year ago.

•                  The company’s investments in growth initiatives and improvement in financial flexibility continued to yield strong returns during fiscal 2009. Global leadership of the nonwovens’ medical and hygiene markets was achieved, commercialization of a new state-of-the-art facility in Mexico was accomplished ahead of schedule, acquisition of the minority portion of its joint venture in Argentina was completed and an expanded presence in Europe was gained with the acquisition of state-of-the-art spunmelt technology in Spain.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “This was a year of significant achievement and solid execution of our strategic plan. Our goals were to become more valuable to our customers, operate more efficiently, pursue leadership positions in the core businesses, develop new growth opportunities in developing regions and enhance our financial flexibility. Although a very tall order in a period of economic uncertainty, we exceeded each of these objectives by stabilizing the businesses and aggressively managing our capital. As a result, we achieved sizable growth in net income and Adjusted EBITDA, improved gross margins by over 400 basis points, reduced our debt and invested in profitable growth in developing regions and existing markets.”

FISCAL 2009 RESULTS

Net sales were $882.7 million for the 52-week fiscal 2009, a decrease of $190.6 million from net sales of $1.07 billion in the 53-week fiscal 2008. The net volume decline of $72.0 million in the Nonwovens segments was in all regions except Asia, but predominantly in the U.S. and Europe due to the U.S. plant closure in the third quarter of fiscal 2008 and recessionary impacts that are negatively affecting the industrial and wiping businesses located in the U.S. and European regions and carded technologies in the U.S. Oriented Polymers’ sales volumes continued to be negatively impacted by reduced housing starts affecting their industrial business, imported commodity products affecting lumber wrap volumes and significant reduction in market demand for protective apparel fabrics. Most currencies were weaker against the U.S. dollar during 2009 compared to 2008. As a result, net sales decreased $29.1 million due to the unfavorable foreign currency translation, primarily in the European and Latin American regions. Sales were also negatively impacted by lower selling prices due to price decreases resulting from the pass-through of lower raw material costs. As raw material costs have decreased, the company has reduced selling prices to our customers where required by contract terms and where appropriate based on market conditions. In general, with respect to contracted business, there is usually a one-quarter lag between the change in raw material cost and the change in sales price. Offsetting these trends, the company had positive contributions from improved sales mix in several regions. In Asia, the company continued to grow its medical product sales. Latin America, specifically the operations in Argentina, increased the amount of hygiene product volumes. In the U.S., new spunmelt-based industrial products were commercialized in late 2008 and early 2009 and are well received.  Additionally, top line revenues had a direct impact from the positive results of selling effectiveness initiatives to identify and provide an enhanced value proposition to customers.

Gross profit was $183.7 million compared to $175.8 million the prior year, primarily reflecting the improvement in mix and sales prices relative to declines in raw material costs and the implementation of manufacturing efficiency programs in Asia, offset by lower volumes, higher energy and labor costs, manufacturing inefficiencies and higher waste rates in certain other operations.  Operating income for fiscal 2009 was $49.6 million compared to $32.5 million the prior year.  Selling, general and administrative (SG&A) costs decreased $3.4 million, from $118.3 million in 2008 to $114.9 million in 2009, due primarily to the movement of foreign currencies versus the U.S. dollar.  Lower executive severance and termination costs and lower distribution costs related to sales volumes were partially offset by higher compensation costs and other investments in capabilities to better enable the company to address future market needs and execute on its strategic plan.

Special charges for fiscal 2009 of approximately $20.9 million included non-cash impairment charges of $3.4 million related to the write-down of certain property and equipment in North Little Rock, Arkansas, and Neunkirchen, Germany to their estimated fair value less costs to sell, and restructuring and plant realignment costs comprised of: (i) $11.1 million associated with our announced closure of the North Little Rock, Arkansas facility and relocation of some of these assets to our facility in Benson, North Carolina; (ii) $3.4 million of severance and other shut-down costs in Europe related to the ongoing restructuring efforts of the European operations; and (iii) $1.6 million of severance costs related to other restructuring initiatives in the U.S. and Canada, and (iv) $1.2 million related to legal claims at one of our subsidiaries and other costs.

Net income attributable to PGI for fiscal 2009 was $18.2 million, or $0.92 per share, compared to $5.4 million, or $0.27 per share, for fiscal 2008.

FOURTH QUARTER RESULTS

Sales from continuing operations for the fourth quarter of 2009 were $243.6 million compared with $260.9 million for the fourth quarter of 2008.  The decline was due primarily to lower selling prices to reflect lower overall raw material costs and lower volumes in the industrial segments, which most affected the U.S. and European nonwovens businesses and the Canadian business in Oriented Polymers.  Volumes in Latin America and Asia were higher compared to the prior-year period, reflecting the contribution of additional hygiene volumes generated from the new spunmelt line commercialized in mid-2009 in Mexico and higher medical volumes in Asia.  Foreign currency changes impacted sales by approximately $3.6 million as the U.S. dollar strengthened against most currencies.

Gross profit from continuing operations decreased $4.9 million to $44.5 million compared to the prior year and was $2.7 million lower than the third quarter of 2009.  Raw material costs increased in the second half of 2009, and the higher fourth quarter average raw material costs negatively impacted gross profit.  During the fourth quarter of 2008, raw material costs decreased dramatically, resulting in a positive impact to gross profit as the company’s selling prices generally lag approximately one quarter to changes in raw material costs.  Results for the fourth quarter of 2009 reflected the impact of positive mix improvements and other proactive steps the company has taken to improve the spread of selling prices over raw material costs such that changes in selling prices have been less than the overall decreases in raw material costs by approximately $1.8 million compared to the fourth quarter of 2008.  Manufacturing costs were higher in the fourth quarter of 2009 compared to the prior year, which reflected the inefficiencies caused by the dramatic reductions in volume and costs associated with the consolidation of the company’s North Little Rock, Arkansas plant into its facility in Benson, North Carolina.

Operating loss for the fourth quarter of 2009 was $3.3 million compared to $0.4 million in the fourth quarter of 2008.  Included in operating income were special charges of $10.3 million in the fourth quarter of 2009, primarily related to our previously announced plant consolidations in the U.S. carded operations and restructuring plans in Europe. Special charges amounted to $15.2 million in the fourth quarter of 2008.  SG&A expenses for the fourth quarter of 2009 were higher than the prior-year period by $5.5 million, due primarily to $4.2 million of discretionary management incentive compensation approved by the Board in recognition of strong operating performance in fiscal 2009 and $0.5 million of executive severance expenses recorded in the quarter.  The company expects to recognize an additional $2.3 million of incentive compensation expense in the first quarter of 2010 associated with the 2009 performance subject to the completion of an applicable service period.

PGI reported a net loss attributable to PGI, including earnings from discontinued operations, for the fourth quarter of $10.8 million compared to a net loss of $1.9 million in the fourth quarter of 2008.  Net loss per share from continuing operations was $(0.55) per share for the fourth quarter of 2009 compared to $(0.19) per share for the fourth quarter of 2008.

“Despite the unfavorable raw material trend and the persistent weakness in some industrial end-markets, we experienced strong performance in spunbond markets in the U.S., higher sales volumes in Asia from greater conversion to medical sales, and reaped the benefit of new leadership in Argentina and better-than-expected results from our new line in Mexico. We also invested in continued expansion of our global footprint with the acquisition of the minority interest in our Argentina operation and the nonwovens business in Spain,” Hagen said.

FINANCIAL METRICS

The company’s continued strong cash flow generation, the sale of FabPro and a reduction in operating working capital enabled PGI to reduce net debt by nearly $85 million during fiscal 2009 to $283.1 million as of January 2, 2010 (net debt defined as total debt less cash balances) and reduce its net debt to Adjusted EBITDA ratio to 2.3 times.  For fiscal 2009, cash flows from operations increased $41.5 million to $100.8 million.  Capital expenditures for the quarter were $9.9 million and were $43.6 million for fiscal 2009 compared to $5.9 million in the fourth quarter of 2008 and $34.3 million for fiscal 2008.  Operating working capital, defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities, was $86.8 million and represented 9.8% of annual sales compared to $107.5 million and 10.0% of annual sales for the fourth quarter of 2008.  During the fourth quarter, PGI completed the acquisition of the remaining 40% minority interest in its Argentina business for $4.2 million and completed phase I of the Tesalca-Texnovo acquisition in Spain.

ADJUSTED EBITDA

For fiscal 2009, Adjusted EBITDA from continuing operations, a non-GAAP financial measure defined and reconciled below, was $124.4 million compared to $111.1 million for fiscal 2008. Adjusted EBITDA from continuing operations for the fourth quarter of 2009 was $22.6 million compared to $33.4 million in the fourth quarter of 2008. Adjusted EBITDA for the fourth quarter included the results of operations from the acquisition in Spain for the month of December 2009, which negatively impacted results by $0.7 million after reflecting for operating lease expense and a shortened operating period for the operations due to the holiday period.

2010 OUTLOOK

“The late December 2009 announcement regarding our intent to invest up to $140 million during 2010 and 2011 in new nonwovens technology in the U.S. and China sent a clear message to all of our stakeholders that we are expecting much more from our organization in the coming years. Set against the backdrop of another year of volatility in raw materials pricing, foreign currencies and end-market demand, we have established a clear strategic focus that should drive us forward for the next five years. Looking specifically at 2010, we are expecting business excellence in every area — sales and marketing, research and development, procurement, sourcing and supply while delivering the best total value to customers,” Hagen said.

In 2010, PGI expects top line revenue growth from existing businesses of approximately 9% to 12% due to contributions from increased volumes in Latin America and higher average selling prices, offset by lower volumes associated with exited lines of business included in the U.S. plant consolidation.  Additionally, the company expects the new business in Spain to contribute in excess of $100 million in revenues in 2010.

When compared to 2009, unit manufacturing costs are expected to reflect the benefit of global operational improvement initiatives and consolidation activities in the U.S.  Profit contributions are expected from the new line installed in Mexico in 2009 as well as from the company’s wholly owned subsidiary in Argentina.  Industrial durable markets in Europe and Canada are still expected to be in recovery mode, but should be relatively stable compared to the second half of 2009, and the company expects to have a positive impact from cost improvement initiatives.

During 2009, the company benefitted in the first half of the year from the dramatic reduction in raw material costs that were experienced during the fourth quarter of 2008 and the first quarter of 2009.  The company does not expect this benefit to exist in 2010.  The net result of the above mentioned profit improvement initiatives, offset by the lack of the raw material benefit experienced in 2009, is expected to result in Adjusted EBITDA growth from underlying performance of approximately 5% to 7% from 2009 to 2010.  Additionally, the company expects its newly acquired business in Spain to contribute approximately $2 million to $3 million to profits, which is net of an approximate annual operating lease expense of $6 million.

However, the company has experienced significant increases in raw material costs during the first quarter of 2010 and raw material costs are forecasted to be higher on average in 2010 than experienced in 2009.  If raw material costs continue to increase for fiscal year 2010, the resulting negative impact to gross profit could result in full year Adjusted EBITDA roughly equivalent to the Adjusted EBITDA achieved in 2009.  The company expects to achieve a gradual increase in performance during the year.  As raw material costs have increased significantly in the first quarter, offset by an expectation of lower SG&A expenses, the company expects an improvement in Adjusted EBITDA for the first quarter of 2010 compared to the fourth quarter of 2009.

PGI undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, including projected Adjusted EBITDA and other performance measures for fiscal 2010, whether as a result of new information, future events or otherwise.  Although the company believes its current expectations to be based upon reasonable assumptions, the company can give no assurance that its expectations will be attained or that actual results will not differ materially.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules.  A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense, net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges, net of unusual or non-recurring gains. The company presents Adjusted EBITDA, as defined in its credit agreement, as the measurement used as a basis for determining compliance with several covenants thereunder.  It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans.  In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release is a reconciliation of net income to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:00 a.m. EDT on Wednesday, March 24, 2010.  A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. Participants inside the U.S. and Canada can access the call by dialing 866.783.2143 (pass code: 72750906). Callers dialing from outside the U.S. and Canada can access the call by dialing 857.350.1675 (pass code: 72750906).

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 15 manufacturing and converting facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Chief Financial Officer

(704) 697-5186

normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Twelve Months Ended January 2, 2010 and

Twelve Months Ended January 3, 2009

(In Thousands, Except Per Share Data)

	Twelve Months	Twelve Months
	Ended	Ended
	January 2,	January 3,
	2010	2009

Net sales	$882,652	$1,073,272

Cost of goods sold	698,977	897,484

Gross profit	183,675	175,788

Selling, general and administrative expenses	114,911	118,264

Acquisition and integration expenses	1,789	—
Special charges, net	20,863	20,088
Other operating (income) loss, net	(3,478)	4,955

Operating income	49,590	32,481

Other expense (income):
Interest expense, net	26,473	31,221
Gain on reacquisition of debt	(2,431)	—
Loss on extinguishment of debt	5,088	—
Other (gain) loss, net	7,717	(1,188)

Income before income tax expense and discontinued operations	12,743	2,448

Income tax expense	9,402	6,398

Income (loss) from continuing operations	$3,341	$(3,950)

Discontinued operations
Income from operations of discontinued business	$4,353	$2,546
Gain on sale of discontinued operations, net	$8,501	$—
Income from discontinued operations	$12,854	$2,546

Net income (loss)	$16,195	$(1,404)

Net (income) loss attributable to noncontrolling interests	2,009	6,757
Net income attributable to Polymer Group, Inc	$18,204	$5,353

Average common shares outstanding - Basic	19,601	19,261
- Diluted	$19,684	$19,332
Earnings per common share attributable to Polymer Group, Inc.:
Basic:
Continuing operations	$0.27	$0.14
Discontinued operations	0.65	0.13
Basic	$0.92	$0.27

Diluted	$0.92	$0.27

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended January 2, 2010,

Three Months Ended October 3, 2009 and

Three Months Ended January 3, 2009,

(In Thousands, Except Per Share Data)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	January 2,	October 3,	January 3,
	2010	2009	2009

Net sales	$243,580	$223,022	$260,854

Cost of goods sold	199,081	175,832	211,433

Gross profit	44,499	47,190	49,421

Selling, general and administrative expenses	35,568	27,412	30,078

Acquisition and integration expenses	1,789	—	—
Special charges, net	10,307	1,783	15,244
Other operating (income) loss, net	172	(674)	4,516

Operating income (loss)	(3,337)	18,669	(417)

Other expense:
Interest expense, net	7,107	5,360	7,974
Gain on reacquisition of debt	—	—	—
Loss on extinguishment of debt	3	5,085
Other loss, net	145	2,615	1,617

Income (loss) before income tax expense and discontinued operations	(10,592)	5,609	(10,008)

Income tax expense (benefit)	(854)	2,117	(1,313)

Income (loss) from continuing operations	$(9,738)	$3,492	$(8,695)

Discontinued operations
Income from operations of discontinued business	—	$446	1,727
Gain on sale of discontinued operations, net	28	$8,473	—
Income from discontinued operations	$28	$8,919	$1,727

Net income (loss)	$(9,710)	$12,411	$(6,968)

Net (income) loss attributable to noncontrolling interests	(1,132)	2,833	5,095
Net income (loss) attributable to Polymer Group, Inc	$(10,842)	$15,244	$(1,873)

Average common shares outstanding - Basic	19,990	19,686	19,296

Earnings (loss) per common share attributable to Polymer Group, Inc.:
Basic:
Continuing operations	$(0.55)	$0.32	$(0.19)
Discontinued operations	0.00	0.45	0.09
Basic	$(0.55)	$0.77	$(0.10)

Diluted	$(0.55)	$0.77	$(0.10)

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	January 2,	January 3,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$59,521	$45,718
Accounts receivable, net	127,976	125,818
Inventories	106,770	107,685
Other	37,994	31,950
Assets of discontinued operations	—	31,760
Total current assets	332,261	342,931

Property, plant and equipment, net	331,293	338,262
Intangibles and loan acquisition costs, net	9,006	7,938
Other assets	29,806	13,331
Total assets	$702,366	$702,462

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$147,992	$125,957
Current portion of long-term debt and short-term borrowings	20,611	21,160
Other	3,940	4,266
Liabilities of discontinued operations	—	7,863
Total current liabilities	172,543	159,246

Long-term debt	322,021	392,505
Other noncurrent liabilities	58,673	57,500
Total liabilities	553,237	609,251

Total PGI shareholders’ equity	141,091	80,272
Noncontrolling interests	8,038	12,939
Total equity	149,129	93,211
Total liabilities and equity	$702,366	$702,462

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	January 2,	October 3,	January 3,
	2010	2009	2009
Selected Financial Data
Depreciation and amortization expense included in operating income	$12,510	$12,296	$12,070

Noncash compensation costs included in operating income	$1,260	$970	$507

Amortization of loan acquisition costs	$168	$329	$370

Capital expenditures	$9,883	$18,819	$5,863

Special charges, net
Asset Impairment charges	$—	$251	$13,096
Restructuring and plant realignment costs	10,244	1,266	2,126
Other	63	266	22
	$10,307	$1,783	$15,244

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(216)	$(1,002)	$(1,414)
Canada	(205)	432	(821)
Europe	(221)	39	127
Asia	13	(49)	24
Latin America	801	(94)	6,600
	$172	$(674)	$4,516

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income (loss) attributable to Polymer Group Inc. for the periods presented:

Net income (loss) attributable to Polymer Group, Inc.	$(10,842)	$15,244	$(1,873)
Income & franchise tax expense (benefit)	(804)	2,161	(1,741)
Interest expense, net	7,107	5,360	7,974
Depreciation and amortization expense included in operating income	12,510	12,296	12,070
Minority interests, net of tax & cash disbursements	1,132	(2,833)	(5,095)
Non-cash compensation	1,260	970	507
Foreign currency (gain) loss, net	592	1,839	8,216
Special charges, net	10,307	1,783	15,244
Fees paid for refinancing of credit agreement	3	1,739	—
Less gain on sale of discontinued operation	(28)	(8,473)	—
Less income from discontinued operations	—	(446)	(1,727)
Unusual or non-recurring charges (gains), net	1,406	3,770	(159)

Adjusted EBITDA	$22,643	$33,410	$33,416

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

	Twelve Months	Twelve Months
	Ended	Ended
	January 2,	January 3,
	2010	2009

Selected Financial Data
Depreciation and amortization expense included in operating income	$48,781	$48,189

Noncash compensation costs included in operating income	$4,035	$3,202

Amortization of loan acquisition costs	$1,105	$1,406

Capital expenditures	$43,592	$34,277

Special charges, net
Asset Impairment charges	$3,444	$13,096
Restructuring and plant realignment costs	16,998	6,388
Other	421	604
	$20,863	$20,088

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(1,331)	$(1,066)
Canada	317	(950)
Europe	(1,423)	283
Asia	2	500
Latin America	(1,043)	6,188
	$(3,478)	$4,955

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net income (loss) attributable to Polymer Group, Inc.	$18,204	$5,353
Income & franchise tax expense (benefit)	9,861	7,245
Interest expense, net	26,473	31,221
Depreciation and amortization expense included in operating income	48,781	48,189
Minority interests, net of tax & cash disbursements	(2,009)	(6,757)
Non-cash compensation	4,035	3,202
Foreign currency (gain) loss, net	4,697	4,654
Special charges, net	20,863	20,088
Fees paid for refinancing of credit agreement	1,742	—
Less gain on sale of discontinued operation	(8,501)	—
Less income from discontinued operations	(4,353)	(2,546)
Unusual or non-recurring charges (gains), net	4,651	401

Adjusted EBITDA	$124,444	$111,050